Exhibit 99.1

IMDX Reports Q2 2025 Results and Momentum Toward GraftAssureDx Launch

●	Reiterating timelines for FDA submission in 2025
●	Transplant clinical trial has attracted leading transplant hospitals
●	Booked first revenue from first-generation GraftAssureIQ research-use-only kits; began shipping second generation kits in June

NASHVILLE, TENN., August 11, 2025 — Insight Molecular Diagnostics Inc., or iMDx, (Nasdaq: IMDX), today published the following letter to shareholders in conjunction with its second quarter results:

Fellow shareholders,

We are closer than we have ever been to delivering a regulated kitted transplant monitoring assay to the market – and we are pleased to report a series of recent and timely accomplishments that we believe amount to material progress. These recent developments, which we highlight below, as well as ongoing strategic discussions, have strengthened our confidence regarding our ability to capture share in the $1   billion total addressable transplant rejection testing market.

To recap what we mean by a regulated kitted assay: We are designing a complex molecular lab test so that it can fit into a box, or a kit, to enable localized diagnostic testing. In January 2023, when we first decided to commercialize our transplant rejection-related intellectual property (IP) by designing a kitted test, we essentially planted a flag that said that we would put our assay through the regulatory approval processes of the FDA and its EU equivalent. This decision was significant because in the U.S., we estimate that most complex molecular diagnostics tests have been run without FDA authorization, which has limited their market penetration.

Moreover, these non-FDA-authorized North American lab tests, which are performed at centralized locations  , are not easily accessible to hospitals in the rest of the world. Therefore, obtaining regulatory authorization is a key step toward achieving our mission to democratize access to these important tests. With FDA and EU-equivalent authorization, we anticipate selling test kits to hospital labs, thereby empowering hospitals to run the tests themselves to expediently deliver actionable results.

It is our belief that if we do the hard work of designing a lab test in a kitted form and achieve regulatory authorization, then we will not only democratize access to these tests – thereby bringing care closer to the patient and helping hospitals to operate more sustainably – but also create a rapidly growing, high-margin, recurring revenue business model.

We continue to carefully manage our FDA data submission project and remain on track to submit our kitted test, GraftAssureDx, for FDA review by the end of this year, which is a reiteration of the timeline that we communicated in our March and May shareholder letters. This means that we could begin marketing GraftAssureDx, the newest in our GraftAssure-branded family of products, upon FDA authorization as soon as   mid-2026.

Since our May 12th shareholder letter, we have made consistent progress across three fronts:

●	First, we have made steady strides with our GraftAssureDx kitted development, FDA submission preparation and ongoing clinical trial:

○	We completed a productive meeting with the FDA on July 30. This meeting represented our 3rd overall meeting with the FDA regarding GraftAssureDx, and our second pre-submission meeting. (A separate meeting that we had in the spring was not a formal pre-submission meeting but an additional informational meeting.) We continue to be encouraged by our productive dialogue with the FDA and our review team’s sincere guidance and engagement.

○	Our clinicaltrials.gov listing includes top transplant hospitals: Our clinicaltrials.gov listing became publicly accessible on July 15. It lists Mayo Clinic in Florida, Tampa General Hospital, Cleveland Clinic, Vanderbilt University, and Intermountain Health as participating in the trial. We expect to welcome additional trial partners, and we value the clinical expertise and diverse patient populations that these leading transplant centers can contribute.

○	We announced our Vanderbilt University-based national principal investigator: On June 23rd, we announced that our national principal investigator (NPI) for our ongoing trial to commercialize GraftAssureDx is Dr. Anthony J. Langone of Vanderbilt University Medical Center. Dr. Langone will be presenting with iMDx for a webinar in which we will discuss our GraftAssureTM-branded family of products. Please see further details below regarding this August 15th webinar event with Dr. Langone.

○	Medicare boosted reimbursement for our flagship technology to $2,753 per result: On May 19th, we announced that Medicare boosted our reimbursement for the Lab Developed Test (LDT) version of our assay, GraftAssureCore. The new rate sets a benchmark that can be used to establish a reimbursement pathway for customers who purchase our future kitted test, GraftAssureDx.

○	We published new head-to-head data that favorably compared our digital PCR-based test kits with NGS kits. We believe that our June 23rd announcement of strong head-to-head data regarding our assay and another that is commercially available and widely used in the U.S. will bode well for our marketing efforts to transplant hospitals as they consider bringing testing in house. This data was presented at the European Renal Association conference in Vienna in June, and at the European Society for Organ Transplantation Congress in London later that month.

○	New data further confirmed the utility of dd-cfDNA and how we may differentiate by using digital PCR to measure it. We presented two abstracts at the World Transplant Congress in San Francisco in August, including late-breaking data that potentially sets a new bar for predicting graft rejection in kidney transplant patients. The late-breaking data showed that iMDx offers the first digital PCR assay to combine relative and absolute measurements of dd-cfDNA into single combined score, resulting in significantly improved positive predictive values. Our proprietary combined score potentially broadens the clinical utility for dd-cfDNA by generating fewer false positives than without such a combination, further reducing unnecessary invasive biopsies for patients. We expect to further evaluate this combined score in our ongoing FDA study (NCT07060716.) A separate abstract presented in San Francisco concluded, “dd-cfDNA is the most eligible tool for noninvasive discrimination of rejection, since it enables dynamic injury assessment.” This second set of data was selected for prominent discussion during the closing plenary session.

○	MolDx began to establish clarity on surveillance testing: In a draft local coverage determination (LCD) published on July 17, MolDx set a baseline for using cfDNA tests to surveil the kidney transplant patient population. (MolDx is a program run by Medicare to help decide which genetic and molecular tests they will pay for and under what conditions.) We believe that MolDx’s draft-recommended baseline of four monitoring tests in the first year of a transplant and two tests per year thereafter will be compelling for hospital customers seeking to bring testing in house. It’s helpful for us to receive clarity from MolDx, even in draft form, and we do obviously expect the final LCD to be revised. (Please note that MolDx’s draft surveillance levels align with our historical stated total addressable market and investment thesis.) Beyond the surveillance baseline, the LCD leaves room for additional testing for other causes. For instance, in January, we received coverage expansion for additional testing of certain high-risk patients (those with de novo donor-specific antibodies.) The final LCD, which may differ in what we believe will be a more favorable direction, should allow us to communicate with clarity to our transplant hospital customers about what base line level of surveillance testing will be covered for their patients. Over time, as we demonstrate coverage expansion scenarios, we expect the testing ratio per patient may even grow .

●	Second, our GraftAssureIQ research-use-only kit program continues to drive our “Land and Expand” strategy in transplant:

○	We sold our first GraftAssureIQ kits: In the second quarter, we received our first purchase order for GraftAssureIQ research-use-only (RUO) kits from a major hospital in Switzerland. While we’ve stated that we do not expect material revenue until we are selling our Dx kits, the purchase of the IQ kits reflects a key proof point for our RUO pilot program. These RUO customers are part of our “Land and Expand” strategy – where we land research customers and help them become familiar with our assay, then expand into selling high volumes of Dx kits upon regulatory clearance. This initial purchase was of the first generation GraftAssureIQ kits that we began shipping as part of our pilot program last year. Customers are now starting to validate in their labs using an improved version, please see the next point.

○	We began shipping our optimized assay in early June: As we noted in our March 2025 shareholder letter, one of our three main goals this year was to finalize our kitted assay design, which meant locking in ease-of-use improvements based on feedback from pilot site customers. These pilot sites represent some of the most scientifically advanced labs in the world, which have been using GraftAssure kits for research since mid-2024, and which we expect will be among our expected initial clinical kit customers. We will be able to drive additional GraftAssureIQ sales later this year, as our pilot sites validate the second generation assay.

○	Incremental data points for demand trended positively: After attending the 38th annual meeting of the European Federation for Immunogenetics and Histocompatibility (EFI) conference in Prague in May, about 70% of laboratory professionals who met with us asked for a follow up meeting at the European Society for Organ Transplantation Congress in London from June 29 through July 2. In addition, our first research-use-only pilot users of GraftAssureIQ are now producing initial data sets, seeking to expand use cases for dd-cfDNA.

●	And third, we continue to carefully invest in, and prepare for, new product pipeline:

○	Our oncology pipeline gained momentum upon the signing of a non-binding development letter of intent: In May, we attended the American Society of Clinical Oncology conference in Chicago, and solidified new potential strategic relationships related to our oncology assay pipeline. Shortly after, we signed a development letter of intent with a major instrument maker regarding our DetermaIO, immuno-oncology assay. This agreement lays the groundwork for a potential strategic collaboration focused on delivering our assays more broadly and efficiently.

○	Strengthening oncology IP with new colorectal cancer patent: We were thrilled to be awarded U.S. Patent No. 12,359,252 B2 on July 15, 2025, covering our method for detecting colorectal cancer using circulating nucleic acid biomarkers. This patent reinforces our intellectual property around noninvasive cancer detection and supports our strategy to expand into blood-based cancer diagnostics. Protecting a method to identify colorectal cancer using cell-free DNA from a simple blood draw opens the door for us for future screening tools that could broaden our clinical offerings and create new oncology market opportunities.

Also in the second quarter, we renamed the company and moved our headquarters to Nashville: On June 17th, we renamed our company from Oncocyte to Insight Molecular Diagnostics. In his inaugural annual letter to shareholders, CEO Josh Riggs wrote,  “While molecular diagnostic testing has advanced significantly in recent years, many times access remains limited — constrained by geography, cost, and the need for centralized labs. Our mission is to democratize access to molecular diagnostic testing to improve patient outcomes. We aim to lead in molecular diagnostics by doing what sets technology companies apart: developing proprietary algorithms that drive scalable value.” We also moved our headquarters from Irvine, Calif., to Nashville, Tenn., which is the home of our accredited lab.

What’s next?

We are highly focused on concluding our clinical trial and submitting GraftAssureDx  to the FDA to seek marketing authorization. We are aiming to submit to the FDA by the end of the year, representing no change from our prior communication, and we continue to tightly manage and monitor several interlocking work streams to support this timeline. It’s important to note that we don’t expect there to be significant delays between the close of our clinical trial and our FDA data submission, because our FDA data submission will be templated, which means that as the clinical trial results come in, we can drop the data into our template, perform quality checks and execute the submission.

Beyond that, we are not stopping at kidney. From 2026 to 2028, we see at least six potential areas for clinical and regulatory expansion of our dd-cfDNA kitted assays alone. These include monitoring therapeutic response to drugs that reduce immune-system-driven organ rejection, recurrence monitoring for kidney transplant rejection, indications using urine, and expansions into heart, lung, and liver transplant rejection testing. Each of these programs builds on the same cfDNA platform we’re already using and provides a path to expand how the test can be used to help more transplant patients.

Finally, we wanted to raise the curtain slightly on what we believe is a developing powerful and differentiated scientific story for our kitted assay, particularly with the World Transplant Congress data that we presented and future clinical data that we hope to publish. While we have communicated with shareholders all along that our kitted strategy is most likely to be successful thanks to shorter testing turn-around times and revenue generation for transplant centers, we also are starting to build a scientific case for why digital PCR, which is natively quantitative, can enable use cases for dd-cfDNA testing beyond what’s currently on the market.

So, with the necessary caveated prudence of not over-selling this point, we believe that the data points regarding both absolute quantification as well as relative quantification are exciting. We believe our kitted assay will enable testing over the life of the kidney transplant patient, from early detection of antibody-mediated rejection (AMR-based organ rejection), therapeutic efficacy for treating AMR (that is, monitoring whether the drugs to treat rejection are working), to an MRD-like recurrence monitoring model for organ rejection. (MRD, or minimum residual disease, testing is a term that is already well-known in the oncology sector and we believe our assay may enable a similar model in transplant.)

We look forward to continuing to update you on our scientific and commercial progress.

-The iMDx Management Team

Q2 2025 Financial Overview

●	Our reported revenues of $518,000 in Q2 2025 were derived from laboratory services performed at our clinical laboratory in Nashville and, nominally, from our first GraftAssureIQ kitted products sale. We see our laboratory services revenue as a testament to our team’s ability to achieve the on-time delivery of clear, scientifically sound, and accurate data sets to our clients.

○	While we have communicated that we do not expect material revenue on our kitted product sales until after we have achieved regulatory clearance to market GraftAssureDx, we nevertheless are pleased that a European transplant hospital customer purchased a small number of first-generation research-use-only kits in the quarter. Notably and as communicated in our March update, we began implementing workflow improvements to our RUO kits earlier this year, which we believe delivers a better user experience and consolidates our lead in ease-of-use testing. However, those workflow improvements have resulted in an intentional mitigation of RUO sales in the short term. Our RUO customer sites are now validating the second generation kits, and will be positioned to make additional RUO kit purchases later this year.

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
	(In thousands)
Laboratory Services	$494	$104	$2,632	$258
Laboratory Developed Test Services	—	—	—	22
Kitted Products	24	—	24	—
Total	$518	$104	$2,656	$280

●	We reported gross profit of $350,000 in Q2 2025, representing a 67.6% gross margin — up from 62% in Q1 2025. This margin expansion was primarily driven by operational efficiencies achieved in our Nashville lab. Key contributors included a full quarter of automation and workflow enhancements, enabling a higher number of samples to be processed per batch and reducing labor cost per sample. Also benefitting gross margin was the fact that certain acquired intangibles became fully amortized in Q1 2025 and those expenses, therefore, did not continue in the second quarter.

●	In Q2 2025, operating expenses of $10.2 million included $2.8 million in a non-cash change in the fair value of our contingent consideration, as well as $504,000 in non-cash stock-based compensation expenses and $538 ,000 in non-cash depreciation and amortization expenses. Excluding the impact of these non-cash charges, operating expenses increased 1% sequentially over the first quarter, as we invested more heavily in our FDA program and sales and marketing ahead of commercial launch, while finding offsets among general and administrative expenses.

○	Research and development expenses increased 12% sequentially at $3.3 million in the second quarter reflecting increased investment in our kitted product development – including FDA-compliant software development expenses, laboratory supplies, personnel and regulatory consulting fees.

○	Sales and marketing expenses grew 21 % sequentially to $1.5 million in the second quarter reflecting go-to-market investments as we prepare for commercial launch, including marketing, advertising, travel and personnel.

○	General and administrative expenses declined 15% sequentially to $2.6 million in the second quarter driven in part by cost discipline. The sequential decline in expenses was also due to the fact that Q1 2025 included a one-time charge of $279,000 tied to realizing previously deferred expenses in connection with the termination of our Sales Agreement pursuant to which we could sell shares of our common stock in “at-the-market” offerings as defined in Rule 415(a)(4) of the Securities Act.

●	Our Q2 2025 net loss was $9.7 million, or ($0.30) per share.

●	Our Q2 2025 non-GAAP loss from operations was $5.98 million excluding certain non-cash items. Please refer to the table below, “Reconciliation of Non-GAAP Financial Measure,” for additional information.

●	Our Q2 2025 per share results reflect 32.0 million weighted average shares outstanding and includes the effects of 3.4 million pre-funded warrant shares that were issued in April 2024 and February 2025 to a certain investor . As of August 4, we had 28.6 million shares issued and outstanding.

●	The company’s cash, cash equivalents, and restricted cash balance at the end of the second quarter was $26.0 million. This number includes the $28.7 million in net financing cash flow from our registered direct offering and private placement in February 2025.

○	We are pleased that our second quarter outgoing cash flow from operations (net cash used in operating activities) of $6.3 million, combined with capital expenditures of $349,000, were generally in line with our targeted quarterly average spend of $6 million, which was partially a result of operational efficiency and partly a result of working capital management. As communicated in March, we expected cash spend in the second and third quarters to fluctuate above $6 million as we made incremental investments into our FDA program, some of which are short-term in nature and which can be scaled down if desired after our FDA submission.

Webcast and Conference Call Information

Live Zoom Call and Webcast on Monday, August 11, 2025, at 2:00 p.m. PT / 5:00 p.m. ET.

Those interested may access the live Zoom call by registering here:

Insight Molecular Diagnostics Q2 2025 Earnings Webinar.

Once registered, a confirmation email will be sent with instructions.

A replay of the Zoom call will be available on the company’s website shortly after the call.

KOL Call on August 15, 2025:

Insight Molecular Diagnostics (iMDx) will host a virtual key opinion leader (KOL) event on Friday, August 15, 2025, at 4:00 PM ET featuring Anthony Langone, MD (Associate Professor of Medicine, Division of Nephrology and Hypertension, Vanderbilt University).

To register, click here.

About Insight Molecular Diagnostics, Inc.

Insight Molecular Diagnostics is a pioneering diagnostics technology company whose mission is to democratize access to novel molecular diagnostic testing to improve patient outcomes. Investors may visit https://investors.Insight Molecular Diagnostics.com/ for more information.

GraftAssureCore™, GraftAssureIQ™, GraftAssureDx™, VitaGraft™, GraftAssure™, DetermaIO™, and DetermaCNI™ are trademarks of Insight Molecular Diagnostics Inc.

Forward-Looking Statements

Any statements that are not historical fact (including, but not limited to, statements that contain words such as “will,” “believes,” “plans,” “anticipates,” “expects,” “estimates,” “may,” and similar expressions) are forward-looking statements. These statements include those pertaining to, among other things, the Company’s continued development of a regulated kitted assay, regulatory progress, ongoing clinical trial, upcoming webinar(s), the expected impact of MolDx’s final LCD, the Company’s Land and Expand strategy, sales forecasts, product pipeline, and other statements about the future expectations, beliefs, goals, plans, or prospects expressed by management. Forward-looking statements involve risks and uncertainties, including, without limitation, risks inherent in the development and/or commercialization of diagnostic tests or products, uncertainty in the results of clinical trials or regulatory approvals, the capacity of Insight Molecular Diagnostics’ third-party supplied blood sample analytic system to provide consistent and precise analytic results on a commercial scale, potential interruptions to supply chains, the need and ability to obtain future capital, maintenance of intellectual property rights in all applicable jurisdictions, obligations to third parties with respect to licensed or acquired technology and products, the need to obtain third party reimbursement for patients’ use of any diagnostic tests Insight Molecular Diagnostics or its subsidiaries commercialize in applicable jurisdictions, and risks inherent in strategic transactions such as the potential failure to realize anticipated benefits, legal, regulatory or political changes in the applicable jurisdictions, accounting and quality controls, potential greater than estimated allocations of resources to develop and commercialize technologies, or potential failure to maintain any laboratory accreditation or certification. Actual results may differ materially from the results anticipated in these forward-looking statements and accordingly such statements should be evaluated together with the many uncertainties that affect the business of Insight Molecular Diagnostics, particularly those mentioned in the “Risk Factors” and other cautionary statements found in Insight Molecular Diagnostics’ Securities and Exchange Commission (SEC) filings, which are available from the SEC’s website. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they were made. Insight Molecular Diagnostics undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made, except as required by law.

Investor Contact:

Doug Farrell

LifeSci Advisors LLC

dfarrell@lifesciadvisors.com

-	Tables Follow -

INSIGHT MOLECULAR DIAGNOSTICS INC.,

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	June 30, 2025	December 31, 2024
	(Unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$24,287	$8,636
Accounts receivable, net of allowance for credit losses of $5 and $16, respectively	512	1,613
Inventories	693	410
Deferred financing costs	—	279
Prepaid expenses and other current assets	1,350	821
Total current assets	26,842	11,759
NONCURRENT ASSETS
Right-of-use and financing lease assets, net	2,524	2,757
Machinery and equipment, net, and construction in progress	4,149	3,567
Intangible assets, net	14,600	14,607
Restricted cash	1,700	1,700
Other noncurrent assets	702	691
TOTAL ASSETS	$50,517	$35,081

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
CURRENT LIABILITIES
Accounts payable	$1,277	$2,279
Accrued compensation	1,459	1,939
Accrued royalties	1,116	1,116
Accrued expenses and other current liabilities	571	418
Right-of-use and financing lease liabilities, current	1,540	1,295
Contingent consideration liabilities, current	689	228
Total current liabilities	6,652	7,275
NONCURRENT LIABILITIES
Right-of-use and financing lease liabilities, noncurrent	1,834	2,369
Contingent consideration liabilities, noncurrent	40,933	37,711
TOTAL LIABILITIES	49,419	47,355

Commitments and contingencies

SHAREHOLDERS’ EQUITY (DEFICIT)
Preferred stock, no par value, 5,000 shares authorized; no shares issued and outstanding	—	—
Common stock, no par value, 230,000 shares authorized; 28,617 and 17,453 shares issued and outstanding at June 30, 2025 and December 31, 2024, respectively	367,965	338,244
Accumulated other comprehensive income	85	21
Accumulated deficit	(366,952)	(350,539)
Total shareholders’ equity (deficit)	1,098	(12,274)
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)	$50,517	$35,081

INSIGHT MOLECULAR DIAGNOSTICS INC.,

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Net revenue	$518	$104	$2,656	$280

Cost of revenues	168	32	974	141
Cost of revenues – amortization of acquired intangibles	—	22	7	44
Gross profit	350	50	1,675	95

Operating expenses:
Research and development	3,281	2,453	6,205	4,765
Sales and marketing	1,460	853	2,666	1,699
General and administrative	2,647	2,407	5,762	5,080
Change in fair value of contingent consideration	2,804	(1,031)	3,683	2,281
Impairment loss on held for sale assets	—	—	—	169
Total operating expenses	10,192	4,682	18,316	13,994

Loss from operations	(9,842)	(4,632)	(16,641)	(13,899)

Other (expenses) income:
Interest expense	(25)	(8)	(54)	(23)
Other income, net	125	110	282	263
Total other income, net	100	102	228	240

Loss before income taxes	(9,742)	(4,530)	(16,413)	(13,659)

Income taxes	—	—	—	—

Net loss	$(9,742)	$(4,530)	$(16,413)	$(13,659)

Net loss per share:
Net loss attributable to common stockholders - basic and diluted	$(9,742)	$(4,587)	$(16,413)	$(13,922)
Net loss attributable to common stockholders per share - basic and diluted	$(0.30)	$(0.36)	$(0.57)	$(1.32)

Weighted average shares outstanding - basic and diluted	32,023	12,870	28,876	10,567

INSIGHT MOLECULAR DIAGNOSTICS INC.,

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(9,742)	$(4,530)	$(16,413)	$(13,659)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expense	559	304	1,043	617
Amortization of intangible assets	—	22	7	44
Stock-based compensation	504	386	977	804
Equity compensation for bonus awards and consulting services	74	50	88	96
Change in fair value of contingent consideration	2,804	(1,031)	3,683	2,281
Impairment loss on held for sale assets	—	—	—	169
Changes in operating assets and liabilities:
Accounts receivable	3,028	76	1,101	399
Inventories	(234)	—	(283)	—
Prepaid expenses and other assets	(124)	12	(189)	(50)
Accounts payable and accrued liabilities	(3,113)	(1,240)	(2,086)	(386)
Operating lease assets and liabilities	(35)	(27)	(65)	(123)
Net cash used in operating activities	(6,279)	(5,978)	(12,137)	(9,808)

CASH FLOWS FROM INVESTING ACTIVITIES:
Machinery and equipment purchases, and construction in progress	(349)	(191)	(656)	(215)
Net cash used in investing activities	(349)	(191)	(656)	(215)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from sale of common shares	—	15,807	29,143	15,807
Financing costs to issue common shares	—	(538)	(487)	(538)
Redemption of Series A redeemable convertible preferred shares	—	(5,389)	—	(5,389)
Repayment of financing lease obligations	(114)	(33)	(212)	(33)
Net provided by financing activities	(114)	9,847	28,444	9,847

NET CHANGE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	(6,742)	3,678	15,651	(176)

CASH, CASH EQUIVALENTS AND RESTRICTED CASH, BEGINNING	32,729	7,278	10,336	11,132
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, ENDING	$25,987	$10,956	$25,987	$10,956

Insight Molecular Diagnostics Inc.,

Reconciliation of Non-GAAP Financial Measure

Consolidated Adjusted Loss from Operations

Note: In addition to financial results determined in accordance with U.S. generally accepted accounting principles (“GAAP”), this press release also includes a non-GAAP financial measure (as defined under SEC Regulation G). We believe that disclosing the adjusted amounts is helpful in assessing our ongoing performance, providing insight into the Company’s core operating performance by excluding certain non-cash, and / or intangible items that may obscure the underlying trends in the business. These non-GAAP financial measures, when viewed in a reconciliation to respective GAAP measures, provide an additional way of viewing the Company’s results of operations and factors and trends affecting the Company’s business. These non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to, the respective financial results presented in accordance with GAAP.

The following is a reconciliation of the non-GAAP measure to the most directly comparable GAAP measure:

	Three Months Ended
	June 30,	March 31,	June 30,
	2025	2025	2024
	(unaudited)	(unaudited)	(unaudited)
	(In thousands)
Consolidated GAAP loss from operations	$(9,842)	$(6,799)	$(4,632)
Stock-based compensation	504	473	386
Depreciation and amortization expenses	559	491	326
Change in fair value of contingent consideration	2,804	879	(1,031)
Consolidated Non-GAAP loss from operations, as adjusted	$(5,975)	$(4,956)	$(4,951)